Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:	Berns Communications Group, LLC
Stacy Berns / Melissa Jaffin
(212) 994-4660

HAMPSHIRE COMPLETES ACQUISITION OF RIO GARMENT

New York, NY, August 25, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced that it has completed the previously announced acquisition of Rio Garment S. de R.L. (“Rio”), a leading Honduras-based apparel manufacturer, designing, sourcing and producing knit tops for retailers and distributors in the United States.

Hampshire acquired Rio for an aggregate purchase price of $22.9 million, which was payable $7.0 million in cash and $10.0 million in Hampshire stock after the repayment in cash at closing of certain liabilities totaling approximately $5.9 million. The acquisition is expected to be accretive to Hampshire’s 2011 operating results.

“We are very pleased to announce the successful close of the acquisition, as Rio Garment provides us a clear path toward profitability and reaffirms our commitment to delivering long-term shareholder value,” said Heath Golden, CEO of Hampshire Group.  “Strengthening our potential for growth, Rio Garment diversifies our distribution channel with direct access to the fast-growing vertical specialty store channel.  At the same time, as we integrate Rio Garment, we foresee considerable cross-selling opportunities for both businesses.  Further, the acquisition puts us on the leading edge of a strong industry trend toward migrating production back to the western hemisphere, from which additional unforeseen benefits are likely to come.”

Based in San Pedro Sula, Honduras with 2010 net sales of $57 million, Rio was founded on the premise that Central America will best serve the 21st century needs of fashion retailers.  The Company manufactures knit tops primarily for specialty retailers, including Aeropostale, its largest customer.  Rio’s location in San Pedro Sula enables it to readily draw upon the extensive network of local textile and accessory suppliers and an abundant labor supply.  David Gren, General Manager of Rio, and his entire senior management team will continue to manage the day-to-day operations of Rio, reporting directly to Heath Golden.

In connection with the closing of the acquisition, Hampshire and the sellers entered into a second amendment to the merger agreement, which amended certain closing and post-closing payment mechanics.  At closing, Hampshire also executed a stockholder rights agreement and voting agreement with the sellers.  Pursuant to the stockholder rights agreement, the sellers have the right to designate two members to the Hampshire Board of Directors, and, effective as of closing, Paul Buxbaum, CEO of Buxbaum Group, and Benjamin Yogel, Managing Director of MRC Capital Group and an investor in Rio, have joined the Board.  In addition, as contemplated by the merger agreement, one existing director of the Company, Janice Page, resigned from the Board effective as of the closing.

About Hampshire Group
Hampshire Group, Limited is a leading provider of fashion apparel with a strong position in the sweater, woven and knit categories.  Hampshire designs, manufactures and markets high quality, trend-right apparel across a variety of owned, proprietary and licensed brands, serving prominent retailers such as JC Penney, Kohl’s, Macy’s, Belk and Aeropostale.  The Company operates three business lines.  Rio Garment is a Honduras-based apparel manufacturer, offering a full range of product development, design and sourcing services, mainly for the vertical specialty store channel.  scott jamesTM is a specialty retailer, as well as a wholesaler of contemporary menswear influenced by classic European style, primarily to upscale specialty stores.  Hampshire Brands provides products to major department and chain stores under the licensed Geoffrey Beene ®, Dockers®, JOE Joseph Abboud® and proprietary Spring+Mercer® labels.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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